News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	July 26, 2017
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Six Months Ended June 30, 2017

GLENDALE,  California—Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2017.

Operating Results for the Three Months Ended June 30, 2017

For the three months ended June 30, 2017, net income allocable to our common shareholders was $276.7 million or $1.59 per diluted common share, compared to $280.8 million or $1.61 in 2016 representing a decrease of $4.1 million or $0.02.  The decrease is due primarily to a $34.1 million increase in foreign exchange translation losses associated with our euro denominated debt partially offset by a $16.3 million increase in self-storage net operating income (described below) and a $9.8 million increase in equity in earnings of real estate entities.

The $16.3 million increase in self-storage net operating income is a result of a $10.2 million increase in our Same Store Facilities (as defined below) and $6.1 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 3.3% or $17.8 million in the three months ended June 30, 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 5.4% or $7.6 million in the three months ended June 30, 2017 as compared to 2016, due primarily to increased property taxes,  repairs and maintenance and advertising and selling costs.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 292 self-storage facilities acquired, developed or expanded since January 2015.

Operating Results for the Six Months Ended June 30, 2017

For the six months ended June 30 2017, net income allocable to our common shareholders was $557.8 million or $3.20 per diluted common share, compared to $522.1 million or $3.00 in 2016 representing an increase of $35.7 million or $0.20.  The increase is due primarily to a $37.4 million increase in self-storage net operating income, a $15.6 million increase in equity in earnings of real estate entities and a $12.2 million decrease in EITF D-42 charges as a result of our preferred redemption activities in 2017 compared to 2016 partially offset by a $28.7 million increase in foreign exchange translation losses associated with our euro denominated debt.

The $37.4 million increase in self-storage net operating income is a result of a $25.4 million increase in our Same Store Facilities and $12.0 million increase in our Non Same Store Facilities.   Revenues for the Same Store Facilities increased 3.7% or $38.6 million in the six months ended June 30, 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 4.7% or $13.2 million in the six months ended June 30, 2017 as compared to 2016, due primarily to increased property taxes, repairs and maintenance and advertising and selling costs.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 292 self-storage facilities acquired, developed or expanded since January 2015.

Funds from Operations

For the three months ended June 30, 2017, funds from operations (“FFO”) was $2.31 per diluted common share, as compared to $2.34 in 2016, representing a decrease of 1.3%.  FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the six months ended June 30, 2017,  FFO was $4.65 per diluted common share, as compared to $4.43 in 2016, representing an increase of 5.0%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii)  reversals of accruals with respect to share based awards forfeited by executive officers and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2017	2016	Change	2017	2016	Change

FFO per share	$2.31	$2.34	(1.3)%	$4.65	$4.43	5.0%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange loss (gain), net	0.15	(0.04)		0.18	0.01
Application of EITF D-42	0.08	0.09		0.08	0.15
Reversals of accruals on forfeited executive
share-based awards	(0.03)	-		(0.03)	-
Other items	-	0.01		-	0.02
Core FFO per share	$2.51	$2.40	4.6%	$4.88	$4.61	5.9%

Property Operations—Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2015.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2015, 2016 and 2017.  The Same Store pool decreased from 2,060 facilities at March 31, 2017 to 2,055 facilities at June 30, 2017.    We believe the Same Store information is used by investors and analysts in a similar manner.  The following table summarizes the historical operating results of these 2,055 facilities (131.3 million net rentable square feet) that represent approximately 85% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2017.

Selected Operating Data for the Same
Store Facilities (2,055 facilities)
(unaudited):
Three Months Ended June 30,				Six Months Ended June 30,
			Percentage			Percentage
2017		2016	Change	2017	2016	Change
(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$526,151	$508,619	3.4%	$1,039,200	$1,000,740	3.8%
Late charges and administrative fees	23,867	23,608	1.1%	47,963	47,793	0.4%
Total revenues (a)	550,018	532,227	3.3%	1,087,163	1,048,533	3.7%

Cost of operations:
Property taxes	56,557	54,101	4.5%	112,794	107,982	4.5%
On-site property manager payroll	27,481	27,822	(1.2)%	54,924	55,604	(1.2)%
Supervisory payroll	9,896	9,682	2.2%	20,030	19,049	5.1%
Repairs and maintenance	11,241	10,191	10.3%	20,916	18,806	11.2%
Snow removal	190	488	(61.1)%	2,249	3,369	(33.2)%
Utilities	9,305	9,072	2.6%	19,490	19,469	0.1%
Advertising and selling expense	8,104	5,721	41.7%	14,894	10,948	36.0%
Other direct property costs	14,674	13,891	5.6%	29,320	27,965	4.8%
Allocated overhead	9,857	8,767	12.4%	21,695	19,884	9.1%
Total cost of operations (a)	147,305	139,735	5.4%	296,312	283,076	4.7%
Net operating income (b)	$402,713	$392,492	2.6%	$790,851	$765,457	3.3%

Gross margin	73.2%	73.7%	(0.7)%	72.7%	73.0%	(0.4)%

Weighted average for the period:
Square foot occupancy	94.5%	95.4%	(0.9)%	93.8%	94.5%	(0.7)%
Realized annual rental income per (c):
Occupied square foot	$16.97	$16.26	4.4%	$16.89	$16.14	4.6%
Available square foot (“REVPAF”)	$16.03	$15.50	3.4%	$15.83	$15.25	3.8%
At June 30:
Square foot occupancy				94.6%	95.3%	(0.7)%
Annual contract rent per occupied
square foot (d)				$17.66	$17.05	3.6%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2017	$537,145	$550,018
2016	$516,306	$532,227	$554,998	$543,661	$2,147,192

Total cost of operations:
2017	$149,007	$147,305
2016	$143,341	$139,735	$146,135	$115,045	$544,256

Property taxes:
2017	$56,237	$56,557
2016	$53,881	$54,101	$53,808	$31,409	$193,199

Repairs and maintenance, including
snow removal expenses:
2017	$11,734	$11,431
2016	$11,496	$10,679	$11,143	$11,213	$44,531

Advertising and selling expense:
2017	$6,790	$8,104
2016	$5,227	$5,721	$7,746	$7,318	$26,012

REVPAF:
2017	$15.63	$16.03
2016	$15.00	$15.50	$16.12	$15.81	$15.61

Weighted average realized annual
rent per occupied square foot:
2017	$16.81	$16.97
2016	$16.02	$16.26	$16.93	$16.87	$16.52

Weighted average occupancy levels
for the period:
2017	93.1%	94.5%
2016	93.6%	95.4%	95.3%	93.8%	94.5%

Property Operations—Non Same Store Facilities

The Non Same Store Facilities at June  30, 2017 represent 292 facilities that were not stabilized with respect to occupancies or rental rates since January 1, 2015 or that we did not own as of January 1, 2015.  The following table summarizes operating data with respect to the Non Same Store Facilities (unaudited):

NON SAME STORE	Three Months Ended June 30,			Six Months Ended June 30,
FACILITIES	2017	2016	Change	2017	2016	Change

	(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
2017 acquisitions	$799	$-	$799	$1,138	$-	$1,138
2016 acquisitions	9,031	3,264	5,767	17,612	5,103	12,509
2015 acquisitions	4,214	3,777	437	8,286	7,372	914
Developed facilities	9,781	5,194	4,587	17,906	9,451	8,455
Other facilities	50,356	49,925	431	99,872	98,514	1,358
Total revenues	74,181	62,160	12,021	144,814	120,440	24,374

Cost of operations before depreciation
and amortization expense:
2017 acquisitions	229	-	229	380	-	380
2016 acquisitions	3,502	1,174	2,328	6,984	1,725	5,259
2015 acquisitions	1,374	1,275	99	2,709	2,567	142
Developed facilities	4,831	2,623	2,208	8,994	4,433	4,561
Other facilities	13,954	12,880	1,074	27,794	25,749	2,045
Total cost of operations	23,890	17,952	5,938	46,861	34,474	12,387

Net operating income:
2017 acquisitions	570	-	570	758	-	758
2016 acquisitions	5,529	2,090	3,439	10,628	3,378	7,250
2015 acquisitions	2,840	2,502	338	5,577	4,805	772
Developed facilities	4,950	2,571	2,379	8,912	5,018	3,894
Other facilities	36,402	37,045	(643)	72,078	72,765	(687)

Net operating income (a)	$50,291	$44,208	$6,083	$97,953	$85,966	$11,987

At June 30:
Square foot occupancy:
2017 acquisitions				93.0%	-	-
2016 acquisitions (b)				90.3%	91.7%	(1.5)%
2015 acquisitions				94.2%	92.3%	2.1%
Developed facilities				72.5%	65.8%	10.2%
Other facilities				89.0%	92.4%	(3.7)%
				86.4%	88.2%	(2.0)%
Annual contract rent per occupied square foot:
2017 acquisitions				$9.70	$-	-
2016 acquisitions (b)				9.96	11.10	(10.3)%
2015 acquisitions				13.87	13.09	6.0%
Developed facilities				13.29	12.73	4.4%
Other facilities				17.16	16.80	2.1%
				$14.89	$15.52	(4.1)%

(a)	See attached reconciliation of self-storage NOI to operating income.
(b)

Contract rents per foot and occupancies at June 30, 2016, representing amounts for the properties we acquired in the first six months of 2016, are higher than the amounts at June 30, 2017, representing amounts for the properties that we acquired throughout 2016, due primarily to the mix of properties at each date.

NON SAME STORE	Six Months Ended June 30,
FACILITIES (Continued)	2017	2016	Change

At June 30:
Number of facilities:
2017 acquisitions	7	-	7
2016 acquisitions	55	24	31
2015 acquisitions	17	17	-
Developed facilities	39	29	10
Other facilities	174	174	-
	292	244	48
Net rentable square feet (in thousands):
2017 acquisitions	398	-	398
2016 acquisitions	4,121	1,703	2,418
2015 acquisitions	1,285	1,285	-
Developed facilities	4,473	3,113	1,360
Other facilities	13,340	12,958	382
	23,617	19,059	4,558

Investing and Capital Markets Activities

During the three months ended June  30, 2017, we acquired three self-storage facilities (two in Indiana and one in Ohio) with 0.2 million net rentable square feet for $11.6 million.  During the six months ended June 30, 2017, we acquired seven self-storage facilities (two each in Indiana and Ohio and one each in Minnesota, New York and North Carolina) with 0.4 million net rentable square feet for $34.4 million.  Subsequent to June  30, 2017, we acquired or were under contract to acquire seven self-storage facilities (two each in Florida and South Carolina and one each in Kentucky, North Carolina and Ohio) with 0.4 million net rentable square feet for $47.1 million.

During the three months ended June 30, 2017, we completed a newly developed facility and various expansion projects (0.2 million net rentable square feet) costing $21.9 million.  For the six months ended June 30, 2017, we completed three newly developed facilities and various expansion projects (0.7 million net rentable square feet) costing an aggregate of $110.8 million.  At June 30, 2017, we had various facilities in development (3.9 million net rentable square feet) estimated to cost $468 million and various expansion projects (1.7 million net rentable square feet) estimated to cost $191 million.  The remaining $376 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On June 2, 2017, we issued our 5.150% Series F Preferred Shares for gross proceeds of $280 million.

On June 23, 2017, we called our 5.90% Series S Preferred Shares for redemption.  The shares were redeemed on July 26, 2017 for $460 million plus accrued dividends.

Distributions Declared

On July 26, 2017, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 28, 2017 to shareholders of record as of September 13, 2017.

Second Quarter Conference Call

A conference call is scheduled for July 27, 2017 at 10:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 46859484). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.”  A replay of the conference call may be accessed through August 11, 2017 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.” All forms of replay utilize conference ID number 46859484.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2017, we had interests in 2,358 self-storage facilities located in 38 states with approximately 156 million net rentable square feet in the United States and 220 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2017 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues:
Self-storage facilities	$624,199	$594,387	$1,231,977	$1,168,973
Ancillary operations	40,113	39,801	77,882	77,001
	664,312	634,188	1,309,859	1,245,974

Expenses:
Self-storage cost of operations	171,195	157,687	343,173	317,550
Ancillary cost of operations	11,383	14,317	22,307	27,740
Depreciation and amortization	110,177	107,013	221,106	212,141
General and administrative (a)	14,992	18,321	40,020	41,368
	307,747	297,338	626,606	598,799

Operating income	356,565	336,850	683,253	647,175

Other income (expense):
Interest and other income	4,155	4,028	8,153	7,864
Interest expense	(1,116)	(1,378)	(2,164)	(2,089)
Equity in earnings of unconsolidated real estate entities	20,068	10,227	40,017	24,391
Gain on real estate investment sales	975	-	975	689
Foreign currency exchange (loss) gain	(25,440)	8,632	(31,006)	(2,322)
Net income	355,207	358,359	699,228	675,708
Allocation to noncontrolling interests	(1,505)	(1,700)	(3,084)	(3,176)
Net income allocable to Public Storage shareholders	353,702	356,659	696,144	672,532
Allocation of net income to:
Preferred shareholders – distributions	(61,281)	(59,216)	(121,402)	(121,488)
Preferred shareholders – redemptions	(14,638)	(15,537)	(14,638)	(26,873)
Restricted share units	(1,102)	(1,131)	(2,292)	(2,061)
Net income allocable to common shareholders	$276,681	$280,775	$557,812	$522,110

Per common share:
Net income per common share – Basic	$1.59	$1.62	$3.22	$3.02
Net income per common share – Diluted	$1.59	$1.61	$3.20	$3.00
Weighted average common shares – Basic	173,602	173,087	173,483	173,032
Weighted average common shares – Diluted	174,075	174,000	174,072	173,925

a)

Included in general and administrative expense for the three and six months ended June 30, 2017 is a $5.4 million reversal of share-based compensation expense due to the forfeiture of share-based awards upon retirement of certain senior executives in the three months ended June 30, 2017.

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$358,266	$183,688

Operating real estate facilities:
Land and buildings, at cost	14,159,339	13,963,229
Accumulated depreciation	(5,482,071)	(5,270,963)
	8,677,268	8,692,266
Construction in process	282,374	230,310
Investments in unconsolidated real estate entities	715,268	689,207
Goodwill and other intangible assets, net	207,203	212,719
Other assets	125,348	122,148
Total assets	$10,365,727	$10,130,338

LIABILITIES AND EQUITY

Senior unsecured notes	$390,692	$359,810
Mortgage notes	30,086	30,939
Preferred shares called for redemption	460,000	-
Accrued and other liabilities	322,923	297,935
Total liabilities	1,203,701	688,684

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 167,500 shares issued (in series) and outstanding,
(174,700 at December 31, 2016) at liquidation preference	4,187,500	4,367,500
Common Shares, $0.10 par value, 650,000,000 shares authorized,
173,699,438 shares issued and outstanding, (173,288,787 shares
at December 31, 2016)	17,370	17,329
Paid-in capital	5,625,784	5,609,768
Accumulated deficit	(609,424)	(487,581)
Accumulated other comprehensive loss	(82,143)	(95,106)
Total Public Storage shareholders’ equity	9,139,087	9,411,910
Noncontrolling interests	22,939	29,744
Total equity	9,162,026	9,441,654
Total liabilities and equity	$10,365,727	$10,130,338

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2017	2016	2017	2016

Computation of FFO per Share:

Net income allocable to common shareholders	$276,681	$280,775	$557,812	$522,110
Eliminate items excluded from FFO:
Depreciation and amortization	110,177	107,013	221,106	212,141
Depreciation from unconsolidated real estate investments	17,368	19,454	34,581	38,991
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(837)	(876)	(1,799)	(1,758)
Gains on sale of real estate investments, including
our equity share from investments	(1,466)	-	(3,077)	(689)
FFO allocable to common shares (a)	$401,923	$406,366	$808,623	$770,795
Diluted weighted average common shares	174,075	174,000	174,072	173,925
FFO per share (a)	$2.31	$2.34	$4.65	$4.43

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share – Diluted	$1.59	$1.61	$3.20	$3.00
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.73	0.72	1.46	1.43
Gains on sale of real estate investments, including
our equity share from investments and other	(0.01)	0.01	(0.01)	-
FFO per share (a)	$2.31	$2.34	$4.65	$4.43

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$401,923	$406,366	$808,623	$770,795
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	4,085	8,137	799	2,165
Foreign currency exchange loss (gain), including
our equity share from investments	25,440	(6,537)	31,006	1,381
Application of EITF D-42	14,638	15,537	14,638	26,873
Less: Capital expenditures to maintain real estate facilities	(26,490)	(30,552)	(53,540)	(44,945)

FAD (a)	$419,596	$392,951	$801,526	$756,269

Distributions paid to common shareholders and restricted
share units	$348,372	$312,494	$696,585	$607,557

Distribution payout ratio	83.0%	79.5%	86.9%	80.3%

Distributions per common share	$2.00	$1.80	$4.00	$3.50

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner.    FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2017	2016	2017	2016

Self-storage revenues for:
Same Store Facilities	$550,018	$532,227	$1,087,163	$1,048,533
Non Same Store Facilities	74,181	62,160	144,814	120,440
Self-storage revenues	624,199	594,387	1,231,977	1,168,973

Self-storage cost of operations for:
Same Store Facilities	147,305	139,735	296,312	283,076
Non Same Store Facilities	23,890	17,952	46,861	34,474
Self-storage cost of operations	171,195	157,687	343,173	317,550

Self-storage net operating income for:
Same Store Facilities	402,713	392,492	790,851	765,457
Non Same Store Facilities	50,291	44,208	97,953	85,966
Self-storage net operating income (a)	453,004	436,700	888,804	851,423
Ancillary operating revenues	40,113	39,801	77,882	77,001
Ancillary cost of operations	(11,383)	(14,317)	(22,307)	(27,740)
Depreciation and amortization	(110,177)	(107,013)	(221,106)	(212,141)
General and administrative expense	(14,992)	(18,321)	(40,020)	(41,368)
Operating income on our income statement	$356,565	$336,850	$683,253	$647,175

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.